Company Contact:	Investor Relations Contact:
Mr. Jing Xie	CCG Investor Relations
Secretary of Board and Vice President	Mr. Crocker Coulson, President
Universal Travel Group	Phone: 1-646-213-1915
Phone: +86-755-8366-8489	Email: crocker.coulson@ccgir.com
Email: 06@cnutg.cn	Website: www.ccgirasia.com
Website: us.cnutg.com

FOR IMMEDIATE RELEASE

Universal Travel Group Appoints New Independent Audit Firm

SHENZHEN, China, October 5, 2010 – Universal Travel Group (NYSE: UTA) (“Universal Travel Group” or the “Company”), a leading travel services provider in China, today announced that its Board of Directors, in consultation with its Audit Committee, has appointed Windes & McClaughry Accountancy Corporation ("Windes") as the Company’s independent auditor to replace Goldman Kurland Mohidin, LLP (“GKM”), effective September 30, 2010.

Windes is headquartered in Long Beach, California and has been in business for 84 years. It has 18 partners and more than 140 professionals, and serves public companies both nationally and internationally.  The firm is registered with the Public Company Accounting Oversight Board (PCAOB), a member of the Center for Public Company Audit Firms of the AICPA, and an independent member of Baker Tilly International.

"We believe the hiring of Windes will provide us with higher quality audit services.  We look forward to working with Windes and continuing to provide timely and accurate financial information to the investment community," stated Ms. Jiangping Jiang, Chairwoman and Chief Executive Officer.

About Universal Travel Group

Universal Travel Group, founded in 1998, is a leading travel services provider in China.  The Company primarily focuses on the leisure travel market and offers its customers package tours, air ticketing, and hotel reservation services.  The Company has multiple sales channels including two 24-hour call centers; an online sales portal at www.cnutg.com; Company-owned and franchised sales offices, and wholesaler relationships. The Company's headquarters and main base of operations is in Shenzhen in the Pearl River Delta region of China.  More recently, Universal Travel Group has expanded its business into Western China, opening a second home base in the Chongqing Delta region, and other attractive, under-penetrated tier-two travel markets throughout the country.  For more information on the Company, please visit http://us.cnutg.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain statements that may include “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are “forward-looking statements”. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to successfully expand its market presence and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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